Amendment To
Restated Xponent Data License Agreement
Dated April 26, 2001
Between IMS Health Incorporated And
Interactive Marketing Division of Synavant, Inc.

This amendment (“Amendment”), effective as of June 16, 2003 (the “Effective Date”), is entered into by and among IMS Health Incorporated (“IMS”), Synavant, Inc. (“Licensee”), and Dendrite International, Inc. (“Dendrite”) and supplements, modifies and is hereby made part of the Restated Xponent Data License Agreement dated April 26, 2001, with an effective date of September 1, 2000, as amended by an Addendum and Amendment to such agreement dated September 1, 2002, (the “Agreement”) between IMS and Licensee.

1. Background

Licensee has agreed to be acquired by Dendrite and/or certain of its affiliates (such acquisition hereinafter referred to as the “Transaction”). In connection with the Transaction, the parties, by a letter agreement dated May 8, 2003 (the “Extension Agreement”) agreed to enter into an extension of the Agreement on the terms stated in this Amendment.

2. Term Extension

The term of the Agreement is hereby extended to August 31, 2005.

3. Fees

Commencing as of the Effective Date, the annual fees payable by Licensee to IMS for the services provided under the Agreement are hereby restated to one million five hundred thousand dollars ($1,500,000). IMS shall invoice one quarter of the annual fee on a quarterly basis in advance (i.e., IMS shall invoice three hundred and seventy-five thousand dollars ($375,000) on or about September 1st, December 1st, March 1st, and June 1st of each Contract Year commencing on September 1, 2003) and on or about September 1st, 2003 shall invoice any difference between the pro-rata portion of such annual fee applicable to the period from the Effective Date to September 1, 2003 and the fee due under the Agreement (prior to the modification to such fee under this Amendment) applicable to such period which was previously billed to Licensee.

4. Termination Rights

In addition to the other termination rights under the Agreement, Dendrite and/or Licensee may terminate the Agreement upon thirty (30) days advance written notice to IMS in the event that IMS terminates, pursuant to section 4.c of the Extension Agreement, the Cross License Agreement, dated as of August 31, 2000, as extended, between IMS and Licensee (the “Pharbase Cross License”), such termination of the Agreement to be effective as of the effective termination date of the Pharbase Cross License, unless agreed otherwise by the parties. In the event of such termination, IMS shall provide to Licensee an appropriate credit or refund, as applicable, of the un-earned portion of the fees under the Agreement in a pro-rata amount applicable to the period following the effective termination of the Agreement.

Except as herein modified and supplemented, all other terms and conditions of the Agreement remain in full force and effect.

IMS Health Incorporated	Synavant, Inc.
By: ROBERT H. STEINFELD	By: CHRISTINE PELLIZZARI
Name: Robert H. Steinfeld	Name: Christine Pellizzari
Title: SVP - General Counsel	Title: Secretary
Date: June 16, 2003	Date: June 16, 2003

Dendrite International, Inc.
By: CHRISTINE PELLIZZARI
Name: Christine Pellizzari
Title: Vice President, General Counsel and Secretary
Date: June 16, 2003